Exhibit 99.1

Marchex Announces CEO and Board Transitions

Company Reiterates Revenue Guidance for Third Quarter

SEATTLE—October 3, 2016— Marchex (NASDAQ:MCHX), a leading mobile advertising analytics company, today announced changes to its executive leadership team to improve its operational performance and focus on returning the company to profitability.

Pete Christothoulou has resigned as CEO, effective immediately. In addition, Clark Kokich has resigned as a member of the Board of Directors.

Anne Devereux-Mills, Board member, has assumed responsibilities as Chairman of the Board of Directors, effective immediately. She has more than 25 years of executive leadership experience in global advertising and marketing organizations. Previously, Devereux-Mills was an executive at the Omnicom Group, where she held roles of President, CEO and Chairman for companies within the Omnicom Group.

The Board of Directors has created an Interim Office of the CEO subject to oversight by Anne Devereux-Mills as Chairman and comprised of the following members: Russell Horowitz, former CEO and Chairman of the Board and current consultant to the company, Michael Arends, Chief Financial Officer; Ethan Caldwell, Chief Administrative Officer and General Counsel; and Gary Nafus, Chief Revenue Officer. The Board of Directors will begin a search for the company’s next CEO.

“Marchex has a long history of delivering exceptional products and service to its customers while being a cash-generating company,” said Anne Devereux-Mills, Chairman of the Board. “As we begin the process of looking for a new CEO, we are reaffirming our commitment to our customers and our opportunity, while focusing on returning Marchex to a profitable, cash-generating company as soon as possible. The Board thanks Pete for his service and is appreciative of the many contributions he has made to Marchex.”

“I am proud of the organization we’ve built and the culture centered on “customers first,” said Christothoulou. “The company has a great opportunity fueled by incredible people and I’ll continue to be a supporter.”

In addition, the company is reiterating its third quarter revenue guidance for $30 million or more. For Adjusted OIBA in the third quarter, Marchex now expects a range of a loss of $3.5 million to $4.5 million including adjustments related to personnel matters for the third quarter. For Adjusted EBITDA, the company now expects a range of a loss of $2.5 million to $3.5 million. As of September 30, 2016 the company had more than $104 million cash on-hand.

About Marchex:

Marchex is a mobile advertising analytics company that connects online behavior to real-world, offline actions. By linking critical touchpoints in the customer journey, Marchex’s products enable a 360-degree view of marketing effectiveness. Brands and agencies utilize Marchex’s products to transform business performance.

Please visit www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Source: Marchex, Inc.

Marchex Investor Relations

Trevor Caldwell, 206-331-3600

Email: ir(at)marchex.com

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Mark Peterson 206-390-0204

Mark(at)pointerpr.com